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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    July 27, 1999
                                                 -------------------

                                  Advanta Corp.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)





         Delaware                       0-14120              23-1462070
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(State or other jurisdiction        (Commission File        (IRS Employer
     of incorporation)                   Number)          Identification No.)




Welsh and McKean Roads, P.O. Box 844, Spring House, PA              19477
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       (Address of principal executive offices)                  (Zip Code)



Registrant's telephone number, including area code:  (215) 657-4000
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Item 5. Other Events

On July 27, 1999 Advanta Corp. (the "Company" or "Advanta") reported net income for the second quarter of 1999 of $12.3 million, or $0.49 per share on a diluted basis for its Class A and Class B shares combined. This net income reflects the Company's previously announced plan to report income for its mortgage business that is essentially equal to that of a portfolio lender. The improvement in net income from the net operating income of $10.2 million, or $0.40 per share, reported last quarter resulted primarily from continued decreases in operating expenses at the Company's mortgage and leasing businesses and improved yields in the business credit card portfolio.

Reported results this quarter included additional pretax gains of $9.3 million predominantly associated with the previously announced sale by Advanta Partners of its interest in JDR Holdings. Also impacting results was a reduction in the Company's Interest Only Strip ("IO Strip") of approximately $10 million which strengthened the balance sheet.

This quarter, Advanta continued its previously discussed initiatives to increase profits, and optimize cash flow and returns on invested capital. In addition, the Company began implementing a new automated sales and underwriting system at its mortgage business, began pilot testing a new origination and automated decisioning system to take business credit card applications over the Internet, and took significant steps to refine processes at Advanta Leasing resulting in cost efficiencies. Highlights on the Company's operations this quarter follow.

COMPANY ACHIEVES LOWER EXPENSE RATIO
------------------------------------

The Company's vigorous implementation of cost reduction measures continues to yield benefits. Advanta's operating expense ratio for the quarter of 3.25% was lower than the 3.47% reported in the first quarter of this year and significantly lower than the 3.90% in the fourth quarter of 1998. Total pretax operating expenses for the quarter were $82.2 million, approximately 4.9% below operating expenses of $86.4 million reported last quarter and 11.0% below operating expenses of $92.4 million reported in the fourth quarter of 1998.

Total managed receivables for the Company's businesses at the end of this quarter were $10.06 billion, an increase of 1.2% from $9.95 billion at March 31, 1999 and an increase of 25.2% from $8.04 billion at June 30, 1998.

ADVANTA MORTGAGE - LOWER EXPENSES FUEL PROFIT GROWTH
----------------------------------------------------

Advanta Mortgage reported pro forma net income from operations of $7.6 million for this quarter on a basis that is essentially the same as a portfolio lender. This compares to net income of $5.8 million reported by this business in the first quarter of 1999 and net income of $2.5 million reported by this business in the fourth quarter of 1998. The



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increase in net income this quarter was primarily due to lower operating expenses and higher servicing revenues.

Advanta Mortgage's net income of $1.5 million reported this quarter is approximately $6.1 million less than a portfolio lender would have reported because it includes a $10.0 million decrease, before taxes, in the Company's IO Strip which reduced earnings and strengthened the Company's balance sheet. In addition, the Company's IO Strip decreased by $21 million as a result of hedging activities which had no impact on current earnings. The IO Strip and CMSR at June 30,1999 were $247.1 million compared to $271.9 million reported at the end of last quarter and $283.5 million reported at December 31, 1998.

Advanta Mortgage maintained the lending margin improvements that were accomplished last quarter and continued its focus on originating loans from its direct to consumer and broker channels. The weighted average yield of mortgage loans originated by the Company's direct to consumer channels this quarter was 12.41% compared to 12.13% last quarter. In addition to benefiting from higher yields on newly originated loans, the Company's overall portfolio yields are increasing as loans originated from direct channels, which typically have better yields, make up a larger portion of the total portfolio. Originations from the direct to consumer channels represented 56.1% of total originations this quarter compared to 56.3% in the prior quarter and 30.6% in the second quarter of 1998. Loans originated through direct to consumer channels represented approximately 37.1% of the total portfolio at June 30, 1999 compared to 28.9% at the same time last year and 34.6% at the end of the first quarter of this year.

Mortgage loan originations of $727.7 million were slightly higher than originations of $716.5 million last quarter. Originations from direct to consumer channels of $407.9 million were relatively flat compared to originations of $403.2 million in the first quarter, while originations from brokers increased by 39.3% from the prior quarter. Wholesale originations by the Company's Conduit and Corporate Finance channels decreased reflecting the Company's willingness to reduce volume levels in order to purchase loans with appropriate profitability characteristics.

Advanta Mortgage's sub-serviced portfolio increased to $9.4 billion at the end of this quarter from $8.9 billion at the end of last quarter.

Credit quality trends remain consistent with the Company's experience. However, due to the increase in the average age of the portfolio from 14 months at the end of the prior quarter to 17 months at June 30, 1999, the Company experienced increases in charge-off and delinquency rates. This seasoning of the Company's portfolio is associated with slower portfolio growth. The net managed charge-off rate for home equity loans was 0.66% this quarter compared to 0.51% reported last quarter and the over 30 day delinquency rate was 8.54% compared to 8.00% reported last quarter.


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ADVANTA BUSINESS CARDS REPORTS HIGHER YIELDS
--------------------------------------------

Advanta Business Cards reported net income of $5.6 million this quarter compared to $4.0 million last quarter. The increase resulted from significant improvements in portfolio yields. The average yield on the Company's business credit card portfolio, including fee income, increased this quarter to 21.72% from 20.36% last quarter due to increases in rates and higher fee income. A decrease in the net managed charge-off rate on business credit card loans from 5.61% last quarter to 5.22% this quarter also contributed to the increase in net income. Managed receivables for Advanta Business Cards at the end of the quarter were $886 million, up 6.5% from last quarter and 16.4% from the same quarter last year.

ADVANTA LEASING SERVICES - EXPENSE REDUCTION LEADS TO HIGHER PROFITS
--------------------------------------------------------------------

Advanta Leasing Services reported net income of $1.5 million this quarter, a significant increase from net income of $0.8 million that was reported last quarter. The increase in net income was caused primarily by a decrease in operating expenses resulting from the Company's ongoing program to improve processes at the leasing business and from expense reduction measures that were implemented toward the end of the first quarter. Operating expenses decreased from $8.81 million last quarter to $7.47 million this quarter. The Company originated $113.4 million in lease receivables this quarter and closed the quarter with a managed portfolio of leases of $744 million. This represents an increase of 6.1% from managed lease receivables of $701 million last quarter. Over 30-day delinquencies improved considerably this quarter to 7.33% from 8.38% last quarter. The net managed charge-off rate for Advanta Leasing Services of 3.23% this quarter was slightly higher than the 2.94% reported last quarter.

ADVANTA REPORTS CONTINUED POSITIVE OPERATING CASH FLOW
------------------------------------------------------

Advanta had positive operating cash flow of approximately $26.8 million this quarter after considering key non-cash income and expense items and the cash impact of loan originations. This positive cash flow is largely attributable to increases in operating income and the proportion of mortgage loans originated from direct channels. This quarter, origination fees collected by the Company exceeded premiums and broker fees paid by approximately $13.5 million. This positive cash flow was offset by a net investment in subordinated trust assets of $37.9 million. This investment is consistent with the structure of the Company's securitizations and results primarily from the growth in the Company's managed receivables during 1998.

The Company's use of deposit funding at its two FDIC-insured banks for its lending activities continues to bolster liquidity at the parent and at the Company's banks. After paying down approximately $47 million of Medium Term Notes and other parent debt this quarter, the Company had approximately $437 million in unrestricted cash and equivalents at the parent compared to $429 million at March 31, 1999. At the end of the quarter, the Company had approximately $934 million of unrestricted cash and


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equivalents at its two banks. In addition, the Company had financed, with parent and bank funds, loan receivables on its books totaling $1.1 billion and had available approximately $1.4 billion in unused warehouse lines and Commercial Paper conduit facilities.

Advanta is a highly focused financial services company with over 2,400 employees, approximately $12.4 billion in managed assets and approximately $9.4 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

This Current Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.



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Form 8-K                            Advanta Corp.
July 27, 1999



Item 7. Financial Statements and Exhibits.
        ----------------------------------

(c)     Exhibits:

        The following exhibits are filed as part of this Report on Form 8-K.

        99   Selected Summary Financial Data.




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Form 8-K                            Advanta Corp.
July 27, 1999


                                   SIGNATURES
                                   ----------


         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                  Advanta Corp.


                                  By: /s/ Elizabeth H. Mai
                                     ----------------------------------------
                                      Elizabeth H. Mai, Senior Vice President,
                                        Secretary and General Counsel





July 27, 1999

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Form 8-K                            Advanta Corp.
July 27, 1999



                                Index to Exhibits
                                -----------------


Exhibit Number Per
   Item 60l of
  Regulation S-K           Description of Document
------------------         -----------------------

       99                  Selected Summary Financial Data